UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

The Walt Disney Company
(Name of Registrant as Specified in its Charter)

Blackwells Capital LLC
Blackwells Onshore I LLC
Jason Aintabi
Craig Hatkoff
Leah Solivan
Jessica Schell

(Name Of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On January 2, 2024, Blackwells Capital LLC (“Blackwells”) issued a press release, a copy of which is filed hereto as Exhibit 1. Additionally, on the same day, Blackwells sent a letter to the board of directors of The Walt Disney Company, a copy of which is filed as Exhibit 2.

Exhibit 1

Blackwells Capital Nominates Jessica Schell, Craig Hatkoff and Leah Solivan for Election to the Board of Disney

Launches Campaign to Preserve CEO Bob Iger’s Value Creation Vision

Demands that Trian and Nelson Peltz Immediately End Their Backward-Looking, Adventitious Campaign

NEW YORK, January 3, 2024 – Blackwells Capital, a shareholder of The Walt Disney Company (“Disney” or the “Company”) (NYSE:DIS) today announced that it has nominated three highly qualified candidates – Jessica Schell, Craig Hatkoff and Leah Solivan – for election to the board of directors of Disney (the “Board”) at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”).

Blackwells’ November 30, 2023 press release catalyzed the idea that shareholders deserve the opportunity to continue supporting Disney’s turnaround and transformation efforts under the leadership of the current Board and CEO, Robert A. Iger, unbound by Trian Fund Management, L.P. (“Trian”) and Nelson Peltz’s reprise of a contrived campaign that is disconnected from the needs of Disney stakeholders.

Ten months ago, Mr. Peltz withdrew Trian’s unnecessary proxy fight at Disney. Mr. Peltz would now have shareholders elect him personally, along with a disgruntled former Disney employee. Neither candidate has the skillsets Trian claims the Board lacks. Rather, we believe Mr. Peltz’s latest effort is driven by animus against Mr. Iger, and an ego-driven urge to claim credit for a transformation already underway.

Flip-flopping, self-interest and personal quarrels have no place in a Boardroom. Individuals seeking to gain representation on Disney’s Board must have skillsets that the Board needs as well as a demonstrable record of creating value for all stakeholders. Mr. Peltz and his coterie seem to fail that test, time and time again1.

Trian and Mr. Peltz also appear to be grouping and jointly soliciting with Ancora Holdings Group, LLC (“Ancora”) – a firm Blackwells believes has a pattern of questionable business dealings2, including a run-in with the SEC3. Ancora is led by Fred DiSanto, who seems to have a personal agenda as well4. Disney shareholders should be concerned by the possibility of such an association, which has led us to formally request that the Disney Board investigate Trian’s relationship with Ancora and other shareholders.

Jason Aintabi, Chief Investment Officer of Blackwells, commented, “We call on Mr. Peltz to end his peacocking so that Disney can focus on its bright future, and not be dragged backward in time. Disney’s current leadership is invaluable to its shareholders, and our three exceptional candidates are being nominated along with a business proposal specifying that any incumbent director outvoted by Blackwells’ nominees be immediately added back to the Board following the 2024 Annual Meeting. This campaign provides shareholders a necessary alternative to what would otherwise be a solipsistic sideshow.”

[1]	https://yale.app.box.com/s/rmfa6of2q4mc578v5s8nvntz3x60x2im
[2]	https://www.sec.gov/Archives/edgar/data/1068875/000138713121004081/bcor-defa14a_033121.htm#:~:text=Ancora%20Made%20Little%20Effort%20to%20Avoid%20a%20Proxy%20Contest
[3]	https://www.sec.gov/Archives/edgar/data/1068875/000138713121004356/bcor-defa14a_041221.htm.

[4]	We believe Mr. DiSanto is pursuing a personal agenda dating back several years with respect to an Ancora investment that Blackwells declined to pursue. As a fiduciary, we would have expected Mr. DiSanto to have reached out to Blackwells to exchange views on Disney before a blind rush to support Trian.

A brief description of each of Blackwells’ nominees follows:

●	Ms. Schell has extensive experience in the entertainment, technology and retail industries as an executive with Warner Brothers Discovery and NBC Universal, including her expertise at the forefront of evolving content distribution and in optimizing content value throughout its lifecycle.

●	Mr. Hatkoff has extensive experience in the real estate industry, having served as a director on the boards of prominent public real estate companies and as head of a real estate M&A at one of the largest investment banks in the United States. He also has significant experience in the film industry, having co-founded the Tribeca Film Festival over two decades ago.

●	Ms. Solivan is a venture capitalist and technology expert, leading several successful funds that invests in consumer, SaaS and infrastructure companies. She is also an entrepreneur, having founded and led TaskRabbit for nearly a decade, growing it into a global on-demand business, before selling it to IKEA in 2017.

Blackwells’ highly qualified candidates have the necessary backgrounds and expertise to support Mr. Iger’s efforts constructively, and complement the Board. The Trian nominees, and the reductive nature of its campaign do not provide shareholders those benefits.

About Blackwells Capital

Blackwells Capital was founded in 2016 by Jason Aintabi, its Chief Investment Officer. Since that time, it has made investments in public securities, engaging with management and boards, both publicly and privately, to help unlock value for stakeholders, including shareholders, employees and communities. Throughout their careers, Blackwells’ principals have invested globally on behalf of leading public and private equity firms and have held operating roles and served on the boards of media, energy, technology, insurance and real estate enterprises. For more information, please visit www.blackwellscap.com.

Contacts

Gagnier Communications

Dan Gagnier & Riyaz Lalani

646-569-5897

blackwells@gagnierfc.com

Morrow Sodali

Michael Verrechia & William Dooley

(800) 662-5200

blackwells@morrowsodali.com

IMPORTANT ADDITIONAL INFORMATION

Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan (collectively, the “Participants”) intend to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and accompanying form of proxy card to be used in connection with the solicitation of proxies from the shareholders of The Walt Disney Company (the “Company”) for the 2024 Annual Meeting of Shareholders. All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants when they become available, as they will contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying form of proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/.

Certain Information Regarding the Participants

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the Participants in the proxy solicitation are: Blackwells Onshore I LLC, Blackwells Capital LLC, Jason Aintabi, Craig Hatkoff, Jessica Schell and Leah Solivan. As of the date hereof, Blackwells Onshore I LLC beneficially owns 9,850 shares of common stock, $0.01 par value per share of the Company (“Common Stock”), Mr. Aintabi beneficially owns 56,600 shares of Common Stock and Blackwells Capital LLC beneficially owns 56,600 shares of Common Stock. As of the date hereof, Mr. Hatkoff, Ms. Schell and Ms. Solivan do not own any shares of Common Stock.

Exhibit 2

January 2nd, 2024

BY FEDERAL EXPRESS AND ELECTRONIC MAIL

The Walt Disney Company
500 South Buena Vista Street
Burbank, California 91521

Attn: Jolene Negre, Associate General Counsel and Secretary

Re:	Demand for Board Investigation

Nelson Peltz and Trian Fund Management, L.P. and Associated Relationships

Dear Ms. Negre:

I am the founder and Chief Investment Officer of Blackwells Capital LLC (“Blackwells”). Several Blackwells portfolios are stockholders of The Walt Disney Company (the “Company”).

As you are aware, Nelson Peltz, through his captive Trian Fund Management, L.P. (together, “Trian”), has announced that he will again this year subject the Company to the expense and distraction of a proxy contest focused on electing two nominees the Company’s Board of Directors (the “Board”). Blackwells has publicly opposed this effort.

In connection with publicity concerning the Blackwells position, public statements by another entity identifying itself as a Company stockholder—specifically, Ancora Holdings Group, LLC (“Ancora”)—strongly suggest an affiliation or alliance with Trian. Neither the fact of such affiliation or alliance, nor any details of its terms, has been disclosed by either Trian or Ancora, however. If Trian is in fact working in concert with Ancora, or for that matter any other person or entity, to advance the Trian proxy contest, not to mention soliciting proxies from Company stockholders, that fact is a required disclosure under the Amended and Restated Bylaws of the Company (the “Bylaws”) (for example, portions of Article II, Sections 10 and 11), and provisions of the Delaware General Corporation Law and the federal securities laws. It is material information that Company stockholders need to cast informed votes at the Company’s 2024 annual meeting of stockholders.

The Company’s Bylaws contemplate that the Board will monitor and ensure compliance with the various disclosures mandated by Article II, Sections 10 and 11, and as a consequence necessarily contemplate that the Board may make further inquiry of stockholders nominating persons for election to the Board and may investigate the completeness and accuracy of such stockholders’ disclosures.1 Article II, Section 10(a)(2) explicitly empowers the Company to require that Trian furnish any additional information that the Board reasonably requests. Such reasonable request could include questions that probe into Trian’s relationships with other stockholders, including Ancora and Isaac Perlmutter, whose name and associated entities appear on the cover of Trian’s Schedule 14A filings. The Board has the responsibility and power to determine whether a nomination or business proposed was made in accordance with Section 10 of the Company’s Bylaws and, if it was not, to declare the nomination notice invalid.2

Blackwells hereby requests that the Board exercise its authority to determine the facts concerning any grouping, joint solicitation, or other agreement, arrangement or understanding between Trian and other Company stockholders (including, without limitation, Ancora) related to the conduct of the Trian proxy contest. Further, Blackwells requests that the Board review whether Trian’s nomination notice fully satisfied the requirements of the Company’s Bylaws, or if the nomination notice should be invalidated because it is material incomplete or misleading in a way that cuts across the face of the notice.3 Finally, Blackwells requests that the Board take any necessary remedial actions following its determination, including, without limitation, declaring Trian’s nomination notice invalid and/or demanding necessary corrective disclosures and/or retractions be made. Blackwells looks forward to the Board’s response to this request and stands ready to cooperate with the Board’s inquiry in any way that the Board may find helpful.

Very truly yours,

/s/ Jason Aintabi
Jason Aintabi

[1]	See Article II, Section 10(a)(2) and (c)(1) of the Company’s Bylaws.
[2]	Article II, Section 10(c)(1) of the Company’s Bylaws.

[3]	See Kellner v. AIM Immunotech, Inc., et al., Case No. 2023-0879-LWW (Del. Ct. Ch. 2023); Jorgl v. AIM Immunotech, Inc., et al., Case No. 2022-0669-LWW (Del. Ct. Ch. 2022).

Blackwells Capital

400 Park Avenue, 4th Floor, New York, NY 10022